As filed with the Securities and Exchange Commission on July 1, 2021

Registration No. 333-257290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bridge Investment Group Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	6282	86-2769085
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 East Sego Lily Drive, Suite 400

Salt Lake City, Utah 84070

Telephone: (801) 716-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Grant

Partner, General Counsel

111 East Sego Lily Drive, Suite 400

Salt Lake City, Utah 84070

Telephone: (801) 716-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe, Esq.

Craig M. Garner, Esq.

Ryan K. deFord, Esq.

Kevin C. Reyes, Esq.

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Telephone: (858) 523-5400

Fax: (858) 523-5450

Samir A. Gandhi, Esq. Bartholomew A. Sheehan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5300 Fax: (212) 839-5599

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A common stock, $0.01 par value per share	$100,000,000	$10,910

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.
(2)

Includes the offering price of shares of Class A common stock that may be sold if the option to purchase additional shares of Class A common stock granted by the Registrant to the underwriters is executed.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment”) to the Registration Statement on Form S-1 (File No. 333-257290) (“Registration Statement”) of Bridge Investment Group Holdings Inc. is being filed solely for the purpose of filing certain exhibits to the Registration Statement as indicated in Item 16(a) (Exhibits and financial statements) of Part II of this Amendment. Accordingly, this Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by Bridge Investment Group Holdings Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC registration fee		$10,910
FINRA filing fee		15,500
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky qualification fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Bridge Investment Group Holdings Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of the Transactions, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, and we refer to all such persons as an Indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent sales of unregistered securities.

On March 18, 2021, Bridge Investment Group Holdings Inc. agreed to issue 100 shares of common stock, par value $0.01 per share, which will be redeemed upon the consummation of this offering, to the Operating Company in exchange for $1.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and financial statements.

(a)	Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.

1.1	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of Bridge Investment Group Holdings Inc., as in effect prior to the consummation of this offering.

3.2	Form of Amended and Restated Certificate of Incorporation of Bridge Investment Group Holdings Inc., to be in effect upon the consummation of this offering.

3.3**	Bylaws of Bridge Investment Group Holdings Inc., as in effect prior to the consummation of this offering.

3.4	Form of Amended and Restated Bylaws of Bridge Investment Group Holdings Inc. to be in effect upon the consummation of this offering.

4.1	Specimen Stock Certificate evidencing the shares of Class A common stock.

5.1*	Opinion of Latham & Watkins LLP.

10.1	Form of Tax Receivable Agreement, to be effective upon the consummation of this offering.

10.2*	Form of Fifth Amended and Restated LLC Agreement of Bridge Investment Group Holdings LLC, to be effective upon the consummation of this offering.

10.3	Form of Stockholders Agreement, to be effective upon the consummation of this offering.

10.4	Form of Registration Rights Agreement, to be effective upon the consummation of this offering.

10.5#	2021 Incentive Award Plan.

10.6#	Bridge Investment Group Holdings Inc. Non-Employee Director Compensation Policy.

10.7#	Form of Restricted Stock Award Agreement under the 2021 Incentive Award Plan.

10.8*#	Employment Agreement dated , 2021, among Bridge Investment Group Holdings Inc., Bridge Investment Group Holdings LLC and Robert Morse.

10.9*#	Employment Agreement dated , 2021, among Bridge Investment Group Holdings Inc., Bridge Investment Group Holdings LLC and Jonathan Slager.

10.10*#	Employment Agreement dated , 2021, among Bridge Investment Group Holdings Inc., Bridge Investment Group Holdings LLC and Adam O’Farrell.

10.11*#	Employment Agreement dated , 2021, among Bridge Investment Group Holdings Inc., Bridge Investment Group Holdings LLC and Dean Allara.

10.12	Form of Indemnification and Advancement Agreement between Bridge Investment Group Holdings Inc. and its directors and officers.

21.1	List of Subsidiaries of Bridge Investment Group Holdings Inc.

23.1**	Consent of Deloitte & Touche LLP, as to Bridge Investment Group Holdings Inc.

23.2**	Consent of Deloitte & Touche LLP, as to Bridge.

23.3**	Consent of Deloitte & Touche LLP, as to Bridge Multifamily III Funds.

23.4*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

Exhibit No.

24.1	Power of Attorney (included in signature page).

99.1**	Consent of Chad Leat to be named as director.

*	To be filed by amendment
**	Previously filed
#	Indicates management contract or compensatory plan

Item 17. Undertakings.

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bridge Investment Group Holdings Inc. pursuant to the foregoing provisions, or otherwise, Bridge Investment Group Holdings Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bridge Investment Group Holdings Inc. of expenses incurred or paid by a director, officer or controlling person of Bridge Investment Group Holdings Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bridge Investment Group Holdings Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Bridge Investment Group Holdings Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Bridge Investment Group Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on this 1st day of July, 2021.

Bridge Investment Group Holdings Inc.

By:	/s/ Jonathan Slager
Jonathan Slager Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Bridge Investment Group Holdings Inc. hereby constitutes and appoints Jonathan Slager and Adam O’Farrell, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement of Bridge Investment Group Holdings Inc. on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Jonathan Slager Jonathan Slager	Chief Executive Officer (Principal Executive Officer), Director	July 1, 2021

/s/ Chad Briggs Chad Briggs	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 1, 2021

/s/ Robert Morse Robert Morse	Executive Chairman, Director	July 1, 2021

/s/ Dean Allara Dean Allara	Head of Client Solutions Group, Director	July 1, 2021

/s/ Adam O’Farrell Adam O’Farrell	Chief Operating Officer, Director	July 1, 2021

/s/ Debra Martin Chase Debra Martin Chase	Director	July 1, 2021

/s/ Deborah Hopkins Deborah Hopkins	Director	July 1, 2021